Exhibit 10.43

CONFIDENTIAL TREATMENT REQUESTED

THOMSON/MARKETWATCH SERVICE PRODUCTION AGREEMENT

THIS THOMSON/MARKETWATCH SERVICE PRODUCTION AGREEMENT (“Agreement”) is entered into as of March 31, 2004 (“Effective Date”) by and between MarketWatch.com, Inc. (“MarketWatch”) and Thomson Financial Inc. (“Thomson”). Each of MarketWatch and Thomson shall be referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, MarketWatch is in the business, among other things, of providing business news, financial programming and analytic tools;

WHEREAS, Thomson is in the business of, among other things, providing integrated information solutions directed at certain industry segments;

WHEREAS, the Parties desire to create, market and distribute a real-time financial newswire service as described in this Agreement;

WHEREAS, Thomson desires to contract with and MarketWatch agrees to provide editorial and production support for such newswire service as described in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS. Each of the following terms shall have the meaning provided in this Section 1.

(a) “Affiliate” means, with respect to a party, a corporation, partnership or other entity controlling, controlled by or under common control with such party, but only so long as such control continues to exist. For purposes of this Section 1(a), “control” means ownership, directly or indirectly, of at least fifty percent (50%) of the voting rights in such entity (or, in the case of a noncorporate entity, equivalent rights).

(b) “Audited Party” is defined in Section 5(h).

(c) “Auditing Party” is defined in Section 5(h).

(d) “Auditor” is defined in Section 5(h).

(e) “Brand Name” is defined in Section 4(a).

(f) “Budgeted Fees” is defined in Section 5(a)(ii).

(g) “CBS” means CBS Broadcasting Inc. and its Affiliates.

(h) “Confidential Information” is defined in Section 9(a).

(i) “Cooperation” is defined in Section 2(i).

(j) “Content” means text, articles, editorial concepts, research, news, graphics, photographs, images, animation, video, audio, information and data in any medium and in any stage of completion, including both current and archival Content. The phrase “its Content” and similar phrases, when used with reference to a Party, means Thomson Content and Exclusive Content in the case of Thomson and MarketWatch Content in the case of MarketWatch.

(k) “Contract Year” means each calendar year falling within the Term, except that the first Contract Year shall begin on the Effective Date and end on December 31, 2004 (unless the Agreement is earlier terminated) and the last Contract Year shall end on the date on which this Agreement expires or is terminated.

(l) “CPI” is defined in Section 5(a)(iii).

(m) “Credit Materials” means the references and attributions identifying a Party as the originator of Content (as applicable) incorporating their respective icons, images and text.

(n) “Dedicated Employees” means the MarketWatch employees in the positions identified in Exhibit E (as may be modified upon mutual agreement of the Parties, which agreement by Thomson shall not be unreasonably withheld) providing services expressly for the Thomson/MarketWatch Service.

(o) “Discloser” is defined in Section 9(a).

(p) “Dispute” is defined in Section 10(e).

(q) “Editorial Board” is defined in Section 2(d)(ii).

(r) “Editorial Control” means the overall control of the allocation of staffing, facilities and equipment, editorial composition, editing, journalistic discretion and similar issues related to the Thomson/MarketWatch Service, including determining staffing issues, journalist viewpoints and opinions, subject and story approaches, line by line and story editing, topics and resource choice and allocation on a day-to-day basis relating thereto.

(s) “Editorial Direction” means the overall control of (i) marketing and distribution of the Thomson/MarketWatch Service (including when and, subject to restrictions and obligations in this Agreement related to MarketWatch Content, in what manner the Thomson/MarketWatch Service is distributed to the Thomson Clients); (ii) the areas of coverage and overall makeup of the Thomson/MarketWatch Service; and (iii) which Thomson Content is included or not included in the Thomson/MarketWatch Service and the right to increase (subject to Section 5(c)(iii)) or decrease (subject to Section 5(c)(iii)) Content in the Thomson/MarketWatch Service.

(t) “Editorial and Production Support” is defined in Section 2(g).

(u) “Effective Date” is defined in the introductory paragraph.

(v) “End Users” means end user Thomson Clients to whom Thomson (or its Affiliates) has offered the Thomson/MarketWatch Service subject to End User Agreements.

(w) “End User Agreements” means license agreements containing intellectual property protections substantially in conformity with Thomson’s existing (as of the Effective Date) license agreements with its end users, which agreements shall in no event grant rights with respect to the MarketWatch Content of greater scope than the rights granted to Thomson for sublicense to end user customers under this Agreement.

(x) “Exclusive Content” means Content of MarketWatch which is included in Service Content and which is exclusive to the Thomson/MarketWatch Service.

(y) “Grandfathered Parties” means [*]

(z) “Indemnified Party” is defined in Section 7.

(aa) “Indemnifying Party” is defined in Section 7.

(bb) “Initial Budget” is defined in Section 5(a)(i)

(cc) “Initial Service Fee” is defined in Section 5(a)(i)

(dd) “Insubstantial Portion” is defined in Section 3(b).

(ee) “MarketWatch” is defined in the introductory paragraph.

(ff) “MarketWatch Content” means Content of MarketWatch, its affiliates and/or its third-party licensors which is included in Service Content, other than Exclusive Content.

(gg) “MarketWatch Marks” means the trademark and tradename “MarketWatch” and any other trademarks and tradenames and design marks of MarketWatch set forth in Exhibit D(1) (as may be modified from time to time upon written notice by MarketWatch to Thomson).

(hh) “MarketWatch Reference” is defined in Section 4(a).

(ii) “Non-Compete Period” means [*]

(jj) “Other MarketWatch Services” is defined in Section 2(e).

(kk) “Pass Through Content” means that Thomson Content which is identified to MarketWatch by Thomson as being for use only in an unmodified form in the Thomson/MarketWatch Service.

(ll) “Pearson” means Pearson Overseas Holding Company Ltd. and its Affiliates.

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

(mm) “Recipient” is defined in Section 9(a).

(nn) “Representatives” is defined in Section 8(c).

(oo) “Senior Executives” is defined in Section 10(e).

(pp) “Service Content” means MarketWatch Content, Thomson Content and Exclusive Content as and in the form edited, combined and/or integrated and provided by MarketWatch to Thomson for delivery to End Users as the Thomson/MarketWatch Service under the Brand Name.

(qq) “Service Distinctions” is defined in Section 2(e)(ii).

(rr) “Service Fee” is defined in Section 5(c)(ii).

(ss) “Service Level Obligations” is defined in Section 2(g).

(tt) “Service Parameters” is defined in Section 2(e)(i).

(uu) “Service Revenues” means[*].

(vv) “Source Content” means all Thomson Content other than Pass Through Content.

(ww) “Taxes” is defined in Section 5(g).

(xx) “Term” is defined in Section 6(a).

(yy) “Termination Date” means the effective date of termination or expiration of the Agreement.

(zz) “Thomson” is defined in the introductory paragraph.

(aaa) “Thomson Clients” means the customers of the Thomson/MarketWatch Service.

(bbb) “Thomson Content” means the Content of Thomson, its Affiliates and/or its third-party licensors which is provided to MarketWatch by or on behalf of Thomson for inclusion in Service Content, including Content which is exclusively or substantially derived from Thomson Content by MarketWatch. Thomson Content shall include the Content described or referenced on Exhibit F. Notwithstanding anything else in this Agreement, for purposes of this Agreement only, Thomson Content shall not include Content of Thomson, its Affiliates and/or its third-party licensors which is provided or available to MarketWatch or its Affiliates by or on behalf of Thomson, its Affiliates and/or its third-party licensors under other agreements between the Parties (or their Affiliates) or Content derived from such Content.

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

(ccc) “Thomson Concept” is defined in Section 2(h)(ii).

(ddd) “Thomson Competitors” means the competitors of Thomson listed on Exhibit J (as may be modified from time to time upon mutual written agreement of the Parties).

(eee) “Thomson Development Cost Allocation” is defined in Section 5(d).

(fff) “Thomson/MarketWatch Service” is defined in Section 2(a).

(ggg) “Thomson Marks” means the trademark and tradename “Thomson” and any other trademarks and tradenames and design marks of Thomson set forth in Exhibit D(2) (as may be modified from time to time upon written notice by Thomson to MarketWatch).

(hhh) “Timeline” is defined in Section 2(b).

(iii) “Unwind Period” means [*]

2. SERVICE PRODUCTION, DIRECTION AND COMPOSITION

(a) Thomson/MarketWatch Service. The Parties shall provide Content, and MarketWatch shall provide Editorial and Production Support, to develop, produce and maintain a real-time financial newswire service consistent with the Service Parameters and the Service Distinctions to be marketed and sold by Thomson or Thomson Affiliates to End Users under the Brand Name (the “Thomson/MarketWatch Service”). During the Term and the Unwind Period, the Thomson/MarketWatch Service shall be marketed and sold using the MarketWatch Reference.

(b) Timeline. Set forth on Exhibit B is the timeline the Parties have agreed upon for the development, production and delivery of the Thomson/MarketWatch Service during the period of six (6) months commencing on the Effective Date (the “Timeline”). MarketWatch shall ensure that the Thomson/MarketWatch Service is delivered to Thomson by the end of the Timeline. Subject (in the case of personnel numbers and location of personnel) to Section 2(c), to the extent the milestones and obligations in the Timeline are a Party’s sole obligation, such Party shall complete such tasks in accordance with the Timeline. Each Party shall report its progress in meeting the objectives in accordance with the Timeline to the Editorial Board at least bi-weekly.

(c) Editorial Growth Plan.[*]

(d) Editorial Oversight.

(i) Thomson shall retain and be solely responsible for Editorial Direction of the Thomson/MarketWatch Service, and MarketWatch shall retain and be solely responsible for

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Editorial Control of the Thomson/MarketWatch Service. Each Party shall retain control and direction of its own Content provided to the other Party, subject to the other provisions of this Agreement. Notwithstanding the foregoing, the Parties understand and agree that either Party may request that the Editorial Board consider additional Content development for the Thomson/MarketWatch Service.

(ii) The Parties shall establish an Editorial Board which shall be the forum in which the Parties communicate and coordinate issues related to the exercise of Editorial Direction by Thomson and Editorial Control by MarketWatch (including, without limitation, issues related to content, coverage and the deployment of resources) with respect to the Thomson/MarketWatch Service (the “Editorial Board”). The Editorial Board shall consist of four (4) persons, two (2) of whom shall be designated by each Party. Each Party may replace any member designated by it at any time upon notice to the other Party. Each member shall have experience applicable to the Thomson/MarketWatch Service.

(iii) The Editorial Board shall meet not less than once in each calendar month during the first Contract Year and thereafter shall meet not less than once a quarter. The place at which meetings shall be held shall initially alternate between the principal offices of each Party, respectively located in San Francisco, California, and New York, New York. Members of the Editorial Board may participate in meetings of the Editorial Board in person or by conference telephone call. All actions and decisions by the Editorial Board shall require the majority approval of the members of the Editorial Board, either in a meeting of all of the members in person or by conference telephone call or by written consent of a majority of the members of the Editorial Board setting forth the actions or decisions taken.

(e) Service Parameters and Service Distinctions.

[*]

(f) Non-Competition.

[*]

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

(g) Editorial and Production Support. MarketWatch shall provide the services of MarketWatch managerial, staff and freelance editorial, design and technical personnel and the use of MarketWatch’s facilities, equipment, hardware, software and other resources for developing, preparing, editing, producing and delivering the Service Content for the Thomson/MarketWatch Service, modifying Service Content and integrating MarketWatch Content, Pass Through Content and Exclusive Content, in a manner consistent with the Service Parameters and the Service Distinctions (collectively, the “Editorial and Production Support”). MarketWatch shall provide the Editorial and Production Support at levels of service that meet or exceed the Service Parameters and the Service Distinctions. Exhibit I sets forth the terms and conditions relating to the specific operational performance criteria that MarketWatch is required to meet and maintain in order to satisfy the Editorial and Production Support obligations under this Agreement (the “Service Level Obligations”). MarketWatch shall deliver the Service Content to Thomson in a data format reasonably acceptable to Thomson for redistribution by Thomson or its Affiliates to the End Users. At all times, the delivery of Service Content shall meet the delivery specifications set forth in Exhibit I and MarketWatch shall maintain two (2) distinct and recognizable feeds (one for the Thomson/MarketWatch Service and one for the Other MarketWatch Services). MarketWatch may change the specifications for feeds or delivery format for MarketWatch Content to any other reasonably acceptable specifications upon ninety (90) days prior notice to Thomson.

(h) Content. The Thomson/MarketWatch Service shall include Thomson Content, MarketWatch Content and Exclusive Content, which shall be included, modified and/or integrated by MarketWatch to produce Service Content.

(i) Thomson Content.

(1) Delivery. Thomson shall deliver the Thomson Content to MarketWatch in accordance with the Timeline and in a data format reasonably acceptable to MarketWatch. At all times, the delivery of the Thomson Content shall meet the delivery specifications set forth in Exhibit F. Thomson may change the specifications for feeds or delivery format for Thomson Content to any other reasonably acceptable specifications upon ninety (90) days prior notice to MarketWatch.

(2) License to Thomson Content and Exclusive Content. Subject to the terms and conditions of this Agreement, Thomson hereby grants to MarketWatch a limited, non-transferable (except pursuant to Section 10(b)), non-sublicensable (except pursuant to this Section 2(h)(i)(2)) and non-exclusive right to (i) reproduce, distribute, display and otherwise use Thomson Content solely as part of the fulfillment of its obligations and exercise of rights under this Agreement; (ii) reproduce, distribute, display and otherwise use the Exclusive Content as part of the fulfillment of its obligations and exercise of rights under this Agreement and for reference, background research and quotation (with attribution, as appropriate) purposes (including on an archival basis) whether or not related to this Agreement; and (iii) modify or otherwise alter the Source Content, provided that facts and data are not substantively changed. MarketWatch may sublicense the licenses and rights granted in this Section 2(h)(i) to contractors and affiliates provided such sublicense is solely for the benefit of MarketWatch in the performance of MarketWatch’s obligations under this Agreement and further provided such contractors and affiliates comply in all respects with the obligations (including the restrictions) in this Agreement. MarketWatch shall have no responsibility for reproducing or reconstructing Thomson Content or Exclusive Content as it existed at any particular time, or for retaining archival copies of Thomson Content or Exclusive Content. Nothing in this Agreement shall reduce or otherwise modify rights of MarketWatch with respect to Content provided by Thomson or its Affiliates by operation of other agreements between the Parties (or their Affiliates) or Content otherwise owned by or available to MarketWatch or its Affiliates or licensors, including where that Content is the same as Thomson Content.

(3) Display of Thomson Content. MarketWatch may not alter, edit or otherwise modify Pass Through Content as delivered by Thomson to MarketWatch, including the text, branding, copyright or other proprietary notices, disclaimers, audio, video, graphics or images contained therein, other than reasonable technical formatting modifications to enable Pass Through Content to be displayed or to the extent MarketWatch in good faith believes it is legally required to remove or modify such Pass Through Content, provided that MarketWatch shall give advance notice of such legal requirement to Thomson, and shall cooperate with Thomson in connection with any efforts to prevent or limit the scope of such removal or modification. In conjunction with the preparation by MarketWatch of the Thomson/ MarketWatch Service and subject to the license and other obligations related to Pass Through Content and the Content of third parties, Thomson shall be identified as the owner of the Thomson Content in the Thomson/MarketWatch Service. MarketWatch shall include Credit Materials and copyright and trademark notices as they appear in the Thomson Content or as Thomson specifies from time to time (provided that such specifications are commercially reasonable and are provided with thirty (30) days written notice to MarketWatch).

(ii) Other Content. During the Term, each Party shall make available to the other Party (for inclusion in the Thomson/MarketWatch Service or otherwise) Content that such Party makes generally commercially available, on terms that are substantially similar to the terms applicable to third parties in substantially similar transactions (including in respect of pricing, term, volume and other material commercial terms). In addition, with respect to Content concepts identified and brought to the Editorial Board by Thomson and approved by the Editorial Board for which Thomson has paid or reimbursed MarketWatch’s costs in providing or developing (each, a “Thomson Concept”), Thomson shall have the right to implement the Thomson Concept on an exclusive basis in the Thomson/MarketWatch Service. Notwithstanding anything in this Agreement to the contrary, neither Party shall have any obligation to provide, make available the use of, or otherwise provide access to the other Party any Content which is owned by a third party. Without limiting the generality of the foregoing, MarketWatch’s obligation to make available and provide access to, and Thomson’s right to use, MarketWatch Content shall not apply to any Content as to which MarketWatch does not have the right to permit Thomson to distribute or otherwise use, including any Content of CBS, Pearson or other MarketWatch affiliates (and Thomson shall be subject to any applicable restrictions on the scope of distribution and use). MarketWatch shall use reasonable commercial efforts to obtain all required consents and rights from CBS and Pearson for MarketWatch to provide the CBS and Pearson Content referenced in Exhibit A, Exhibit B or Exhibit G as part of the Service Content. In addition, if there is any Content of a third party for which MarketWatch has (during the Term and the Unwind Period) the rights to make such Content available to Thomson as part of the Service Content for use in the Thomson/MarketWatch Service and MarketWatch becomes aware that such rights will no longer be available (or will be available but will no longer be made available on a cost-free basis), MarketWatch shall use reasonable commercial efforts to obtain the required consents and rights from such third party Content provider. In the event and to the extent that MarketWatch is unable to obtain such consents and rights from CBS, Pearson and/or any third party Content provider described in the preceding sentence, MarketWatch shall promptly notify Thomson and Thomson may negotiate with any such party directly to obtain such consent or right. Thomson acknowledges that MarketWatch’s obligations with respect to any Content of CBS, Pearson or other third party specifically referenced in Exhibit A, Exhibit B or Exhibit G or otherwise in this Agreement are contingent on obtaining rights to such Content as described above, and MarketWatch acknowledges that MarketWatch’s overall obligation to provide Editorial and Production Support meeting the Service Parameters and the Service Distinctions shall not be reduced or otherwise modified by MarketWatch’s inability to obtain Content from a third-party licensor or Affiliate.

(i) Content and Editorial Obligations. Each Party acknowledges that its timely provision of (and access to) its facilities, assistance, cooperation and Content, including complete, accurate and technically accessible information and data from each Party and its officers, agents and employees (“Cooperation”) is essential to the performance of the Thomson/MarketWatch Service and the provision of Editorial and Production Support, and that a Party shall not be liable to the other Party for any deficiency in the Thomson/MarketWatch Service or providing the Editorial and Production Support to the extent such deficiency reasonably results from the non-performing Party’s failure to provide full Cooperation as required hereunder.

(j) Personnel. Subject to Section 2(c), MarketWatch shall make commercially reasonable efforts to fill the positions set forth in Exhibit C consistent with the Timeline and shall fill such additional positions as otherwise agreed upon by the Editorial Board. MarketWatch shall hire or assign employees and subcontractors with suitable qualifications to perform the Editorial and Production Support and, with the exception of the Dedicated Employees designated in Exhibit E, shall be free to hire or assign or otherwise use any MarketWatch employees (including those filling positions identified in Exhibit E or added by the Editorial Board) as determined in MarketWatch’s sole discretion. During the Unwind Period, MarketWatch shall not object to Thomson’s soliciting and/or hiring Dedicated Employees who provided Editorial and Production Support to Thomson, provided that MarketWatch shall be relieved of its obligations to provide Editorial and Production Support during the Unwind Period to the extent those services would otherwise be provided using such Dedicated Employees hired by Thomson. Subject to the foregoing, during the Term and for a period ending one (1) year after the end of the Unwind Period, Thomson shall not directly or indirectly, on its own behalf or on behalf of others, solicit any person employed by MarketWatch, except with the prior written consent of MarketWatch, provided, however, this Section 2(j) shall not prohibit Thomson from engaging in general indirect solicitations such as newspaper, magazine or trade journal advertisements.

(k) Alternative Service. In the event Thomson terminates this Agreement within the first Contract Year prior to the time that it actually delivers the Thomson/MarketWatch Service to Thomson Clients and Thomson has paid MarketWatch the Service Fee pursuant to Section 5(c)(i), during the Non-Compete Period MarketWatch shall deliver to Thomson its best available financial newswire service with service parameters which are no less than those provided to any other MarketWatch customer for such service at such time, and after the Non-Compete Period through the end of the Unwind Period MarketWatch shall deliver to Thomson its best generally available financial newswire service with service parameters which are no less than those provided to any other MarketWatch customer for such service at such time. In consideration for providing Thomson with such newswire service, Thomson shall pay MarketWatch its share of the Service Revenues in accordance with Section 5(e) but shall no longer have any obligation to pay MarketWatch any further Service Fee under Section 5(c).

3. DISTRIBUTION OF THOMSON/MARKETWATCH SERVICE

(a) Sales, Promotion and Marketing. Thomson shall advertise, market, promote and sell the Thomson/MarketWatch Service. Thomson may market, distribute and sell the Thomson/MarketWatch Service directly or indirectly through its Affiliates (and may sublicense the rights granted in Section 3(b) to Affiliates of Thomson as required for such marketing, distribution and sale by Affiliates), provided such Affiliates comply in all respects with the obligations (including the restrictions) in this Agreement.

(b) License to MarketWatch Content. Subject to the terms and conditions of this Agreement, MarketWatch hereby grants to Thomson a limited, non-transferable (except pursuant to Section 10(b)), non-exclusive, non-sublicensable (except as set forth in this Section 3(b)) right to (i) access, reproduce, display and archive the MarketWatch Content which is included in the Service Content solely in the Thomson/MarketWatch Service, (ii) allow End Users to access MarketWatch Content which is included in the Service Content solely through the Thomson/MarketWatch Service, and (iii) access, reproduce and display MarketWatch Content internally within Thomson for the internal use of Thomson only. The license granted in (ii) above shall include the right of End Users to download and print such MarketWatch Content solely for such End User’s internal business purposes. In addition, the End User may, in the ordinary course of its business, redistribute an Insubstantial Portion of the MarketWatch Content included in the Service Content, provided that no redistribution shall be allowed to third party data or news suppliers and further provided that such redistribution rights do not imply a right (and no such rights are granted ) to publish the MarketWatch Content. As used herein, “Insubstantial Portion” means the redistribution of MarketWatch Content in an amount that (a) has no independent commercial value; (b) could not be used by the recipient as a substitute for any service provided by Thomson or MarketWatch or a substantial part of it and (c) is not regularly or systematically updated.

(c) Service Content. Subject to MarketWatch’s underlying ownership of the MarketWatch Content (and without limitation of MarketWatch’s rights under applicable law (in the absence of a license) with respect to use, including with respect to fair use of copyrighted material), MarketWatch assigns to Thomson all of its right, title and interest in the original compilation (as such term is defined in 17 U.S. Code Section 101) of the Service Content including, but not limited to, all copyrights in such compilation throughout the world (and any renewals or extensions thereof) as of the date such Service Content is delivered by MarketWatch to Thomson for use in the Thomson/MarketWatch Service. The MarketWatch Content included or integrated within Service Content shall be subject to the terms of the license set forth in Section 3(b).

(d) Display of Service Content. Thomson may not alter, edit or otherwise modify the Service Content as delivered by MarketWatch in any way, including the text, branding, copyright or other proprietary notices, disclaimers, audio, video, graphics or images contained therein, other than reasonable technical formatting modifications to enable the Service Content to be displayed or to the extent that Thomson in good faith believes that it is legally required to remove or modify such Content, provided that Thomson shall give advance notice of such legal requirement to MarketWatch, and shall cooperate with MarketWatch in connection with any efforts to prevent or limit the scope of such removal or modification. Service Content as delivered to Thomson by MarketWatch shall not contain any advertising or any links to Thomson Competitors (except for certain editorial content of such Competitors). Thomson may store or otherwise archive licensed Service Content delivered to Thomson by MarketWatch on its equipment or on the equipment of Thomson’s Affiliates or contractors used by Thomson for storing Content of Thomson, provided that such Affiliates and contractors are bound to comply with the obligations, restrictions and other protections relating to MarketWatch Content and the Thomson/MarketWatch Service set forth in this Agreement and further provided that Thomson remains responsible for the actions and omissions of such Affiliates and contractors. In conjunction with any display or distribution of the Thomson/MarketWatch Service and subject to the license and other obligations related to Content of third parties, Thomson shall be identified as the owner and licensor of the Thomson Content and the Exclusive Content, and MarketWatch shall be identified as the owner and licensor of the MarketWatch Content and the provider of the Exclusive Content. With respect to all content provided by MarketWatch, MarketWatch shall include the Credit Materials and a source accreditation (including byline credit for MarketWatch and its personnel, which Credit Materials may be place at the top of such Content at MarketWatch’s discretion). MarketWatch personnel may be identified as representatives or spokespersons for the Thomson/MarketWatch Service. The Parties shall mutually agree from time to time in advance on advertising and promotional materials which shall also incorporate the Credit Materials therein. Thomson shall include Credit Materials and copyright and trademark notices as they appear in the Service Content or as MarketWatch specifies from time to time (provided that such specifications are commercially reasonable and are provided with thirty (30) days written notice to Thomson).

(e) License Restrictions. Without limitation of the other restrictions and obligations set forth in this Agreement, the Parties agree on the following as both covenants and conditions of this Agreement:

(i) Each Party shall use commercially reasonable security measures to prevent End Users and other third parties from copying (except as specifically permitted by the applicable End User Agreements) or misappropriating Service Content and, upon request by either Party, the other Party shall inform the requesting Party of the measures it is taking to secure the subject Content. Thomson shall use reasonable efforts to notify End Users that reproduction, republication, broadcast or other distribution of MarketWatch Content without prior written permission of MarketWatch is prohibited.

(ii) Each Party shall use the other Party’s Content solely for the purposes expressly stated in this Agreement and shall not use the other Party’s Content except as expressly licensed hereunder or as otherwise permitted by law (in the absence of a license). Each Party may not relicense, sublicense, rent or lease the Content of the other Party or use such Content for third-party training, commercial time sharing or service bureau use, unless expressly contemplated by this Agreement.

(iii) In the event that this Agreement or the use of the Service Content, or any portion thereof, in the manner contemplated herein, causes MarketWatch or Thomson, respectively, to be in violation of any (i) law of any jurisdiction, or (ii) rule, regulation, policy or order of any governmental authority, MarketWatch or Thomson, as the case may be, shall immediately inform the other Party of such violation and modify its grant of rights hereunder to the extent necessary to ensure compliance. The foregoing shall not relieve MarketWatch of its obligations to provide Editorial and Production Support that meets the Service Parameters and the Service Distinctions.

(f) Ownership and Reservation of Rights. Except for the explicit licenses granted hereunder or under other agreements between the Parties and their affiliates, (i) MarketWatch (and its licensors, as applicable) shall retain all right, title and interest in and to the MarketWatch Content and MarketWatch Marks, and (ii) Thomson (and its licensors, as applicable) shall retain all right, title and interest in and to the Thomson Content and the Thomson Marks, and nothing in this Agreement shall (or shall be construed to) restrict, impair, transfer, license, convey or otherwise alter or deprive any Party of any of its rights or proprietary interests in any intellectual property, content, data, information or any other materials or rights, tangible or intangible.

(g) Exclusive Content. The Parties shall agree on procedures for identifying and tracking Service Content that constitutes Exclusive Content. Notwithstanding anything to the contrary in this Agreement, and subject to the licenses granted in Section 2(h)(i), to the extent that MarketWatch has rights in any Service Content that constitutes Exclusive Content, MarketWatch assigns to Thomson all of its right, title and interest in such Exclusive Content, including but not limited to all copyrights therein throughout the world (and any renewals or extensions thereof) as of the date such Exclusive Content is delivered by MarketWatch to Thomson for use in the Thomson/MarketWatch Service. The foregoing assignment shall not include MarketWatch trademarks.

4. BRANDING

(a) Name of Thomson/MarketWatch Service. The Thomson/MarketWatch Service shall be branded as either (i) “Thomson Market News” or (ii) such other name as the Parties may mutually agree (the “Brand Name”). Choice of another Brand Name shall be subject to written amendment of this Agreement, including applicable trademark license terms and conditions. During the Term and the Unwind Period, in connection with all advertising, marketing, public relations and similar activities using the Brand Name or related to the Thomson/MarketWatch Service, Thomson shall include a prominent reference to MarketWatch and MarketWatch’s participation in the Thomson/MarketWatch Service, which reference shall include the display of MarketWatch’s name and/or trademarks as designated by MarketWatch. Subject to the foregoing, the Parties shall mutually agree on the precise formulation of such reference. Such reference to MarketWatch in connection with the Brand Name shall be referred to herein as the “MarketWatch Reference.” Thomson shall have the exclusive right to adopt, register and use the Brand Name subject to the terms and conditions of this Agreement. Except as expressly set forth in this Agreement, MarketWatch shall not have any rights in the Brand Name or in any of the elements thereof, and such elements shall be deemed to be included within the definition of the Thomson Marks, as that term is used in this Agreement, provided that nothing in this Agreement shall limit or otherwise restrict MarketWatch’s use, registration, adoption or ownership related to use of the word “Market.” Nothing in this Agreement shall limit a Party’s rights under applicable law, in the absence of a license, including, but not limited to, nominative fair use or use of generic terms.

(b) MarketWatch Trademark License. Subject to the terms and conditions of this Agreement (including the terms and conditions set forth in Exhibit D(1)), MarketWatch hereby grants to Thomson, under the rights of MarketWatch in and to the MarketWatch Marks, a limited non-transferable, non-assignable (except pursuant to Section 10(b)) license to use the name and mark “MarketWatch” on a non-exclusive basis in the Credit Materials and as a reference to MarketWatch’s participation and contribution to the Thomson/MarketWatch Service and as part of the MarketWatch Reference. During the Term (and the Non-Compete Period), and subject to MarketWatch’s existing contractual commitments, MarketWatch shall not license the name and mark “MarketWatch” to any third party for use as the primary product name or primary product slogan for an institutional, financial newswire product or service. Any limitations or restrictions on MarketWatch’s use or license of the name and mark “MarketWatch” shall cease as of the end of the Non-Compete Period.

(c) Use of MarketWatch Affiliate Brands. Subject to terms and conditions that may be negotiated with (and the approval of) CBS and Pearson, MarketWatch shall endeavor to make the trademarks of CBS and Pearson used by MarketWatch and set forth in Exhibit D(1) available for license by Thomson in connection with marketing of the Thomson/MarketWatch Service, provided that Thomson (in an agreement directly with CBS and Pearson, as applicable), agrees to, and complies with, the terms and conditions applicable to use of such trademarks and other branding requirements applied by such party from time to time.

(d) Thomson Trademark License. Subject to the terms and conditions of this Agreement (including the terms and conditions set forth in Exhibit D(2)), Thomson hereby grants to MarketWatch, under the rights of Thomson in and to the Thomson Marks, a limited non-transferable, non-assignable (except pursuant to Section 10(b)) license:

(i) to use the Brand Name during the Term (and during the Unwind Period) in and on the Thomson/MarketWatch Service marketed by Thomson.

(ii) to use the name and mark “Thomson” or any of the other Thomson Marks on a non-exclusive basis in the Credit Materials and as a reference to the Thomson Content and Exclusive Content included in the Thomson/MarketWatch Service.

(iii) to use the Thomson Marks on a non-exclusive basis in connection with advertising, promoting, public relations and reference related to the Thomson/MarketWatch Service and this Agreement.

5. PAYMENT

(a) Budgets.

[*]

(b) Reports. Within forty five (45) days after the end of each quarter during the Term (and the Unwind Period), MarketWatch shall submit to Thomson a reasonably detailed report of the actual costs incurred in delivery of the Editorial and Production Support for the previous quarter as compared with the applicable Budgeted Fees and, with respect to the first Contract Year, MarketWatch’s progress in meeting the Timeline (including the filling of positions identified in Exhibit E) during such period.

(c) Service Fees.

(i) For the first Contract Year, Thomson shall pay MarketWatch in two installment payments a nonrefundable service fee of $ [*] (the “Initial Service Fee”). The first installment payment of $ [*] shall be paid by Thomson within five (5) days after the Effective Date and the second installment payment of $ [*] shall be paid by Thomson within five (5) days after October 1, 2004.

(ii) For each subsequent Contract Year, Thomson shall pay to MarketWatch a nonrefundable service fee equal to [*]

(iii) In the event that Thomson in the exercise of Editorial Direction requests an increase, decrease or other modification to the Editorial and Production Support (including additional or different Content areas) from the level anticipated or addressed by the then-current budget or otherwise increase the resources needed to meet the Thomson/MarketWatch Service objectives established by Thomson, the Parties shall mutually agree on the scope, specifications and parameters for such modification and the applicable Budgeted Fees may be increased or decreased as mutually agreed to account for such modification (including costs associated with the severance of (or termination of any agreements with) any Dedicated Employees due to such modification and other costs associated with contracts entered into by MarketWatch solely to provide the Thomson/MarketWatch Service). In any such event, the Parties shall agree upon any modifications in the Service Parameters, Service Distinctions and Service Level Obligations resulting from the changes requested by Thomson.

(iv) The provisions of Sections 5(c)(ii) and 5(c)(iii) shall likewise apply to each year (and each quarter or other portion thereof, as applicable) during the Unwind Period.

(d) Thomson Development Cost Allocation. Within forty-five (45) days after the end of the first Contract Year, Thomson shall submit to MarketWatch a reasonably detailed report describing Thomson’s costs incurred in launching and marketing the Thomson/MarketWatch Service during the first Contract Year and the first quarter of the second Contract Year. The lesser of [*] shall be referred to herein as the “Thomson Development Cost Allocation.” [*]

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

(e) Revenue Share. Thomson shall pay MarketWatch a share of Service Revenues billed during the Term (and during the Unwind Period) as follows:

[*]

(f) Payments. All payments due from Thomson to MarketWatch pursuant to Section 5(e) shall be made within thirty (30) days after the end of the applicable quarter (and ten (10) days after the Termination Date) and shall be accompanied by a report describing the calculation (in reasonable detail) of the Service Revenues collected during the applicable quarter and the Contract Year to date. All payments under this Agreement shall be made in U.S. dollars by check, wire transfer or other means reasonably satisfactory to MarketWatch. Thomson shall pay to MarketWatch interest on undisputed accounts that are overdue by 30 days or more at the lesser of eighteen percent (18%) per annum or the maximum allowable by law.

(g) Taxes. In addition to any payments due to MarketWatch under this Agreement, Thomson shall pay MarketWatch any sales, use or similar taxes not based on MarketWatch’s net income (collectively, the “Taxes”), imposed by any governmental authority with respect to any Content or services to be delivered by MarketWatch under this Agreement.

(h) Records and Audit. Each Party shall keep complete, clear and accurate records (and maintain such records for at least three (3) years backwards at any point in time) of its activities under this Agreement, including all applicable cost, expense and sales records) in accordance with standard business practices and generally accepted accounting principles consistently applied. Each Party (the “Auditing Party”) shall have the right, on ten (10) business days advance written notice and not more than once in any six (6) month period, to have a mutually acceptable, independent accounting firm (the “Auditor”) to inspect the records of the other Party pertaining to this Agreement to ensure compliance by such Party (the “Audited Party”) with its obligations to the Auditing Party. Any such inspection and audit shall be conducted during regular business hours and in such a manner as not to interfere unduly with normal business activities of such Audited Party, and shall be at the Auditing Party’s expense; provided, however, that in addition to the amount of the underpayment or overcharge due, if such audit reveals an underpayment or overcharge of more than five percent (5%), the Audited Party shall also promptly pay to the Auditing Party all reasonable costs and expenses of such audit. The Auditor shall execute a confidentiality agreement with the Audited Party in a form mutually acceptable to the Parties.

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

6. TERM AND TERMINATION

(a) Term. Unless earlier terminated in accordance with Section 5(a)(iv) or Section 6(b), the term of this Agreement (the “Term”) shall commence as of the Effective Date and continue until December 31, 2006. Subsequently, this Agreement shall automatically renew for successive periods of one (1) year, each, unless, at least ninety (90) days prior to the beginning of any renewal year, either Party gives the other Party written notice of its intent not to renew this Agreement.

(b) Termination for Cause. Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party (i) is in material breach of this Agreement and fails to correct such breach within thirty (30) days after receipt of written notice specifying such breach; (ii) applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets, or such a receiver, trustee or liquidator is appointed; (iii) has filed against it an involuntary petition for bankruptcy that is not dismissed within sixty (60) days after the filing thereof; (iv) files a voluntary petition for bankruptcy or a petition or answer seeking reorganization; or (v) becomes or is insolvent or bankrupt, admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors. Notwithstanding anything in this Agreement to the contrary, either party shall be entitled to recourse to all available legal and judicial remedies upon such Party’s election to terminate this Agreement by reason of any of the events set forth in the preceding sentence.

(c) Unwind Period. [*]

(d) Unwind Costs.[*]

(e) Effect of Termination. At the end of the Unwind Period, any and all rights and licenses to the MarketWatch Content and Thomson Content granted hereunder shall terminate immediately and automatically, provided that Thomson (and the End Users) may continue to use MarketWatch Content delivered to Thomson under this Agreement that has been archived by Thomson, subject to continued compliance with the terms and conditions of this Agreement. Section 1 (Definitions), Section 2(f) (Non-Competition), Section 2(j) (Personnel), Section 2(h)(i)(2)(ii) (License to Thomson Content and Exclusive Content), Section 3(f) (Ownership and Reservation of Rights), Section 3(g) (Exclusive Content), Section 5(h) (Records and Audit), Section 6(c) (Unwind Period), Section 6(d) (Unwind Costs), Section 7 (Indemnification), Section 9 (Confidentiality), Section 8(b) (Disclaimer) and Section 8(c) (Limitation of Liability), Section 10 (General), and this Section 6(e) (Effect of Termination) shall survive any expiration or termination of this Agreement or the termination of the Unwind Period. Neither Party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

7. INDEMNIFICATION

Each of MarketWatch and Thomson (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, losses, liabilities, damages, deficiencies, costs and expenses (including costs of investigation and defense and all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) to the extent the same relate to or arise from (A) a breach of any representation or warranty made by the Indemnifying Party in this Agreement, (B) a breach of any (i) covenant made by the Indemnifying Party in this Agreement or (ii) term or condition in this Agreement by the Indemnifying Party, or (C) existing agreements conflicting with the terms and conditions of this Agreement that the Indemnifying Party discovers after the Effective Date. In connection with such indemnification, (A) the Indemnified Party shall provide the Indemnifying Party with prompt written notice upon becoming aware of any such claim, (B) the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such claim, and (C) the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such claim (provided that any settlement must be approved by both Parties). Notwithstanding the foregoing, the Indemnifying Party shall have no liability of any kind to the extent any claim is based on or arises from: (X) the Indemnified Party’s gross negligence or material breach of the terms of this Agreement; (Y) the failure of the Indemnified Party to use updated or modified versions of the Content made available by the Indemnifying Party to avoid a claim; or (Z) any modification of the Content by the Indemnified Party or any third party.

8. WARRANTIES; LIMITATION OF LIABILITY

(a) Mutual Warranties. Each Party represents and warrants that (i) it has the full power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it has the right and authority to grant the rights granted with respect to Content provided to the other Party for inclusion and use in the Thomson/MarketWatch Service pursuant to the terms and conditions of this Agreement; (iii) it has the right and authority to grant all licenses and rights granted by it hereunder; (iv) to its knowledge, no existing agreement to which it is a party with any third party or affiliate conflicts with any of the terms and conditions of this Agreement, provided that the Party immediately informs the other Party upon discovery that any existing agreement to which it is a party is in conflict with any of the terms and conditions of this Agreement (and each Party covenants not to enter into any such conflicting agreement during the Term and any Unwind Period); and (v) all materials and services furnished or licensed to the other Party hereunder or the use thereof will not knowingly violate the rights of third parties.

(b) Disclaimer. Without relieving either Party of its obligations set forth in Section 7 relating to claims by third parties, Content is provided by a Party “AS IS,” and each Party does not guarantee the accuracy, timeliness and/or completeness of the data and content included in such Content. NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF OR RELIANCE UPON THE MARKETWATCH CONTENT, THE EXCLUSIVE CONTENT, THE THOMSON CONTENT OR THE SERVICE CONTENT. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 8, NEITHER MARKETWATCH NOR THOMSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY OR ANY THIRD PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ACCURACY.

(c) Limitation of Liability. Without limiting each Party’s indemnification obligations under Section 7 for claims by third parties, each Party agrees that, to the fullest extent permissible under applicable law, neither Party nor any of its parents, subsidiaries, affiliates, directors, officers, employees, consultants, agents, licensors, suppliers or other representatives (“Representatives”) shall be liable for any indirect, special or consequential damages, or damages for loss of profits, business interruption, loss of goodwill, computer failure or malfunction or otherwise, arising from or relating to use of or access to the MarketWatch Content, the Exclusive Content, the Thomson Content, the Service Content, the Editorial and Production Support or otherwise under this Agreement even if such Party or any of its Representatives is expressly advised of the possibility of such damages. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the failure of essential purpose of any remedies available to either Party.

9. CONFIDENTIALITY

(a) Confidential Information. “Confidential Information” means all information disclosed by one Party before or after the Effective Date (“Discloser”) to the other Party (“Recipient”) (in writing, orally or in any other form) that is designated, at or before the time of disclosure, as confidential, or provided under circumstances reasonably indicating that the information is confidential, including, without limitation, trade secrets, business plans, customer lists, technical data, product ideas, personnel, contract and financial information. Confidential Information does not include information or material that (i) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (ii) is or was known by the Recipient at or before the time such information or material was received from the Discloser, as evidenced by the Recipient’s tangible (including written or electronic) records; (iii) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (iv) is independently developed by the Recipient without any breach of this Agreement. In addition, neither Party shall disclose the terms and conditions of this Agreement without the prior written consent of the other Party, provided that each Party may disclose the terms and conditions of this Agreement: (i) as compelled by applicable securities and other laws, including, without limitation, requirements to file a copy of this Agreement or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities (provided that the disclosing Party shall give advance notice of such compelled disclosure to the other Party, and shall cooperate with the other Party in connection with any efforts to prevent or limit the scope of such disclosure); (ii) in confidence, to legal counsel; (iii) in confidence, to affiliates, accountants, banks, and financing sources and their advisors; and (iv) in connection with the enforcement of this Agreement or any rights hereunder.

(b) Restrictions on Use. Each Party shall take all reasonable measures to protect the confidentiality of the other Party’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance. Recipient shall hold Confidential Information in strict confidence and shall not disclose, copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of such information, or give or disclose such information to third parties, or use such information for any purposes whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement. Notwithstanding the foregoing, Recipient may disclose the other Party’s Confidential Information (i) to employees and consultants that have a need to know such information, provided that Recipient shall advise each such employee and consultant of their obligations to keep such information confidential and shall require that each such employee and consultant sign a written nondisclosure agreement consistent with the confidentiality and nondisclosure provisions herein, and (ii) to the extent Recipient is legally compelled to disclose such Confidential Information, provided that Recipient shall give advance notice of such compelled disclosure to the other Party, and shall cooperate with the other Party in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Confidential Information.

10. GENERAL

(a) Press Releases/Announcements. Within three (3) days after the Effective Date, the Parties shall issue a mutually agreeable joint press release describing the relationship between the Parties under this Agreement and the Thomson/MarketWatch Service. Any document, filing, notice or press release referencing this Agreement (including its terms and conditions) and the Thomson/MarketWatch Service or a Party which the other Party is legally required to disclose shall be delivered in advance by the disclosing Party to the other Party for their review and comment.

(b) Assignment. Neither Party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement, in whole or in part, without the other Party’s prior written consent; provided, however, that (x) Thomson may (without MarketWatch’s consent) assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of its rights and obligations hereunder (i) to an Affiliate or (ii) as part of a merger, consolidation, corporate reorganization, sale of a division, or sale of any part of Thomson’s assets to which this Agreement relates or like event, and (y) MarketWatch may (without Thomson’s consent) assign this Agreement and its rights and obligations hereunder as an entirety as part of a merger, consolidation, or sale of all or substantially all of MarketWatch’s assets, provided that the assignee is not a Thomson Competitor or an Affiliate of a Thomson Competitor. Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(c) Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(d) Waivers. The waiver by either Party of a breach of or a default under any provision of this Agreement, shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

(e) Dispute Resolution.

(i) Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve any dispute, controversy or claim arising under or in connection with this Agreement (a “Dispute”) informally, as follows: The Dispute shall be referred to the Chief Executive Officer of MarketWatch and the Chief Operating Officer of Thomson (collectively, the “Senior Executives”), who shall meet as often, for a duration and as promptly as the Parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute.

(ii) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of: (A) the good faith determination by the Senior Executives that amicable resolution through continued negotiation of the matter does not appear likely; or (B) thirty (30) days following the date that the Dispute was first referred to the Senior Executives.

(iii) The provisions of this Section 10(e) shall not be construed to prevent a Party from seeking a temporary restraining order or injunctive or other equitable relief with respect to this Agreement at any time.

(f) Compliance with Laws. Each Party shall comply with all laws, legislation, rules, regulations and governmental requirements applicable to the operation of its business, the Thomson/MarketWatch Service and such Party’s exercise of its rights and performance of its obligations under this Agreement.

(g) Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

(h) Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of Thomson and MarketWatch agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Thomson and MarketWatch further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York, with respect to any matters to which it has submitted to jurisdiction in this Section 10(h). Each of Thomson and MarketWatch irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in the foregoing shall be construed as a waiver of (and neither party waives) the right to a jury trial.

(i) Independent Contractors. Each Party is an independent contractor and neither Party’s personnel are employees or agents of the other Party for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation or benefits of the other. Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either Party the agent or representative of the other.

(j) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered by hand or upon confirmed receipt of a facsimile transmission, two (2) days after being deposited with an overnight courier, or five (5) days after mailing, postage prepaid, by register or certified mail, return receipt requested, to the below address or such other addresses as either Party shall specify in a written notice to the other.

To MarketWatch:	To Thomson:

MarketWatch.com, Inc.	Thomson Financial Inc.
825 Battery Street	195 Broadway
San Francisco, CA 94111	New York, NY 10007
Attn: General Counsel	Attn: General Counsel

(k) Force Majeure. Except for the obligation to pay amounts due, neither Party shall be liable to the other for failure or delay in performing its obligations hereunder if such failure or delay is due to circumstances beyond its reasonable control, including, acts of any governmental body, war, insurrection, sabotage, embargo, fire, flood, strike or other labor disturbance, interruption of or delay in transportation, unavailability of or interruption or delay in telecommunications or third party services, or inability to obtain raw materials, supplies or power used in or equipment needed for provision of the services hereunder.

(l) Headings and Interpretation. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement. For purposes of interpreting this Agreement, (i) unless the context otherwise requires, the singular includes the plural, and the plural includes the singular; (ii) unless otherwise specifically stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or paragraph; (iii) the words “include” and “including” shall not be construed as terms of limitation, and shall therefore mean “including but not limited to” and “including without limitation”; (iv) unless otherwise specifically stated, the words “writing” or “written” mean preserved or presented in retrievable or reproducible form, whether electronic (including email but excluding voice mail) or hard copy; and (v) the references herein to the Parties shall refer to their permitted successors and assigns.

(m) Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the entire agreement of the Parties hereto with respect to its subject matter and may be amended or modified only in writing and signed by duly authorized officers of both Parties. This Agreement supersedes all previous, contemporaneous and inconsistent agreements, negotiations, representations and promises between the Parties, written or oral, regarding the subject matter hereunder. There are no oral or written collateral representations, agreements or understandings except as provided herein. The following Exhibits attached hereto are incorporated herein by this reference:

Exhibit A	Service Parameters
Exhibit B	Timeline
Exhibit C	Hiring, Resource and Bureau Guidelines
Exhibit D(1)	MarketWatch Trademarks, Affiliate Trademarks, Trademark License Terms and Conditions
Exhibit D(2)	Thomson Trademarks, Affiliate Trademarks, Trademark License Terms and Conditions
Exhibit E	Personnel
Exhibit F	Thomson Content
Exhibit G	Service Distinctions
Exhibit H	Budget for Contract Year One
Exhibit I	Service Level Agreement
Exhibit J	Thomson Competitors

IN WITNESS WHEREOF, the Parties hereto have caused their respective authorized officers to execute and deliver this Agreement as of the Effective Date.

MARKETWATCH.COM, INC.

By:	/s/ Lawrence S. Kramer
Lawrence S. Kramer
Chairman and Chief Executive Officer

THOMSON FINANCIAL INC.

By:	/s/ Sharon T. Rowlands
Sharon T. Rowlands
President and Chief Operating Officer

Exhibit A

Service Parameters

[*]

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Exhibit B

Timeline

PROPOSED PROJECT TIMELINE

[*]

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Exhibit C

Editorial Growth Plan

[*]

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Exhibit D(1)

MarketWatch Marks, Affiliate Trademarks,

Trademark License Terms and Conditions

MarketWatch Marks: MarketWatch and the MarketWatch Reference

The following are additional terms and conditions relating to the MarketWatch Marks licensed under the Agreement. All references to the Agreement in this Exhibit D(1) shall include this Exhibit D(1). For the purposes of this Exhibit D(1) only, the term Thomson shall include its Affiliates. To the extent that trademarks of MarketWatch affiliates are licensed by a MarketWatch affiliate to Thomson in connection with this Agreement and Thomson and such affiliate do not enter into separate terms and conditions applicable to use of such trademarks, the terms and conditions of this Exhibit D(1) applicable to MarketWatch Marks shall apply to use of such affiliate trademarks.

1. Restrictions. Without limitation of the other restrictions and obligations set forth in the Agreement, the Parties agree on the following:

Except with respect to use of the name and mark “MarketWatch” in the Credit Materials and as expressly permitted in the Agreement (and without limitation of Thomson’s rights under applicable law, in the absence of a license, including, but not limited to, nominative fair use):

(a) Thomson shall not (and has no right to) license or sublicense any of the MarketWatch Marks, except that Thomson may grant sublicenses of the MarketWatch Marks as reasonably required for the advertising and marketing of the Thomson/MarketWatch Service for the benefit of Thomson, provided that such advertisement and marketing are subject to the requirements of the Agreement, including but not limited to the quality control provisions hereof.

(b) Use of the MarketWatch Marks and any MarketWatch trademarks or trademarks of MarketWatch’s affiliates’ shall be subject to any reasonable usage guidelines and notice requirements provided by MarketWatch (or the applicable affiliate) from time to time, including, without limitation, such party’s right, in its sole discretion, to change the appearance and/or style of the trademarks upon thirty (30) days prior written notice.

(c) Thomson shall not (and has no right to) use the MarketWatch Marks as a corporate name or as a trade name or in a domain name or domain name registration. In addition, Thomson shall not (and has no right to) use the MarketWatch Marks in combination with the name or mark of any provider of financial news services or in a manner implying any association of the MarketWatch Marks with the name or marks of a provider of financial news services other than MarketWatch.

2. Ownership.

(a) All use of the MarketWatch Marks and other trademarks of MarketWatch or its affiliates by Thomson (including, but not limited to, any goodwill generated by such use) shall inure to the benefit of MarketWatch (or its affiliates, as applicable) and, except for the limited right and license granted in Section 4(b) of the Agreement, Thomson shall not have or obtain any right, title or interest in or to any MarketWatch or MarketWatch affiliate trademark, trade name, domain name, logo, service mark or other designation of origin. Thomson shall not adopt, or apply for registration of any of the MarketWatch Marks, the name or mark “Thomson/MarketWatch,” “Thomson MarketWatch,” or any other MarketWatch trademark (or any mark confusingly similar thereto) anywhere in the world; provided the foregoing shall not limit Thomson from adopting or registering the Brand Name or “Thomson.” MarketWatch acknowledges that Thomson is, as of the Effective Date, the owner of a series of trademarks for financial information services and products that use the designation “Watch” or “Market” as a suffix (“Watch and Market Marks”), and MarketWatch specifically acknowledges that Thomson may continue to use all such Watch and Market Marks. Thomson’s rights with respect to registration, adoption and use of new trademarks that use the designation “Watch” or “Market” shall be subject to applicable law.

(b) Thomson shall as reasonably requested by MarketWatch, mark the use of the MarketWatch Marks (or in the case of multiple uses of a Mark in any particular material, the first prominent use of such Mark) in connection with the advertising and marketing of the Thomson/MarketWatch Service with (a) the superscript “R” symbol (®) or superscript “TM” symbol (TM), as applicable, and (b) such legend as is reasonably requested by MarketWatch from time to time, such as the phrase “‘MarketWatch’ is a trademark of MarketWatch.Com Inc. and used under license.” Thomson shall also take such other steps as may reasonably be requested by MarketWatch to evidence MarketWatch’s ownership and the license to Thomson of the MarketWatch Marks.

3. Maintenance, Renewal, and Enforcement.

(a) Thomson agrees reasonably to cooperate with MarketWatch, at MarketWatch’s expense for out-of-pocket costs, in connection with the preparation and filing of any applications for registration, renewals, and other documentation reasonably determined by MarketWatch to be necessary or advisable to obtain, protect, preserve or enforce MarketWatch’s rights in the MarketWatch Marks. Thomson acknowledges that any such applications for registration, renewals and other documentation relating to the MarketWatch Marks shall be in the name of MarketWatch, and Thomson hereby assigns, and agrees to assign, any rights with respect thereto that Thomson has or may in the future have.

(b) MarketWatch shall have the sole right, though it is under no obligation, with respect to the registration, maintenance or enforcement (including bringing of legal actions for infringement) of the MarketWatch Marks, provided that the foregoing shall not affect Thomson’s right to register, maintain or enforce (including bringing of legal actions for infringement of) its rights with respect to Thomson’s own trademarks. Thomson agrees to provide reasonable cooperation to MarketWatch in the registration, maintenance and enforcement (including bringing of legal actions for infringement) of MarketWatch Marks. The Parties will discuss in good faith appropriate steps reasonably required for such registration, maintenance and enforcement (including bringing of legal actions for infringement).

4. Quality Control.

(a) Thomson shall conduct its business in a manner that will not reflect unfavorably on the MarketWatch Marks. Thomson shall use the MarketWatch Marks in a manner that does not derogate MarketWatch’s rights in the MarketWatch Marks, and shall not knowingly take action that would interfere with or diminish those rights.

(b) Thomson acknowledges the high standards of quality with which the MarketWatch Marks are associated and the importance to MarketWatch and its reputation and goodwill of maintaining such high standards of quality in the Thomson/MarketWatch Service advertised, marketed and sold under the MarketWatch Marks and in any related advertising, promotional, public relations, and other materials.

(c) Thomson shall not knowingly use the MarketWatch Marks on or in connection with any good or service or any advertising, promotional, public relations, or other material that is (or contains any content that is) (i) unlawful, harmful, threatening, false, misleading, abusive, tortious, libelous, defamatory, obscene, invasive of another’s privacy or infringing of another’s rights (including but not limited to intellectual property rights) or (ii), except with respect to news or commentary, disparaging or critical of MarketWatch or its affiliates or its or their products or services.

(d) Thomson shall, upon MarketWatch’s request, (i) provide to MarketWatch or, at MarketWatch’s request demonstrate to MarketWatch, the Thomson/MarketWatch Service that bears, or is marketed or sold using, any of the MarketWatch Marks, and (ii) provide to MarketWatch copies of advertising, promotional, public relations, and other materials that bear any of the MarketWatch Marks or relate to such Thomson/MarketWatch Service. Any such requests shall be with reasonable notice and at reasonable intervals.

(e) If MarketWatch determines that Thomson’s conduct of its business using the MarketWatch Marks, any service using the MarketWatch Marks, or any related materials (including, without limitation, advertising, promotional, public relations, corporate and other materials using the MarketWatch Marks) do not meet the requirements set forth in the Agreement, MarketWatch may give written notice to Thomson and Thomson shall cure such deficiency within ten (10) days after receipt of such written notice. If any deficiency poses a risk to public health or safety, or a risk of causing or contributing to the injury or death of any person or material loss of or damage to any property of third parties, MarketWatch shall have the right immediately to suspend use of the MarketWatch Marks on or in connection with the deficient services or related materials until the deficiencies are cured to the reasonable satisfaction of MarketWatch.

Exhibit D(2)

Thomson Trademarks, Affiliate Trademarks,

Trademark License Terms and Conditions

Thomson Marks: Thomson, the Brand Name, Buyouts Newsletter, First Call, First Call Events, European Venture Capital Journal, Thomson Equity Strategies, AUTEX, IFR, Research Direct, IPO Reporter, Capital Markets Intelligence and Money Monitor Manager.

The following are additional terms and conditions relating to the Thomson Marks licensed under the Agreement. All references to the Agreement in this Exhibit D(2) shall include this Exhibit D(2). For the purposes of this Exhibit D(2) only, the term MarketWatch shall include its affiliates. To the extent that trademarks of Thomson Affiliates are licensed by a Thomson Affiliate to MarketWatch in connection with this Agreement and MarketWatch and such Affiliate do not enter into separate terms and conditions applicable to use of such trademarks, the terms and conditions of this Exhibit D(2) applicable to Thomson Marks shall apply to use of such Affiliate trademarks.

1. Restrictions. Without limitation of the other restrictions and obligations set forth in the Agreement, the Parties agree on the following:

Except with respect to use of the name and mark “Thomson” or any of the other Thomson Marks in the Credit Materials and as expressly permitted in the Agreement (and without limitation of MarketWatch’s rights under applicable law, in the absence of a license, including, but not limited to, nominative fair use):

(a) MarketWatch shall not (and has no right to) license or sublicense any of the Thomson Marks, except that MarketWatch may grant sublicenses of the Thomson Marks as reasonably required for fulfilling its obligations and exercising its rights under the Agreement for the benefit of MarketWatch, provided that such uses are subject to the requirements of the Agreement, including but not limited to the quality control provisions hereof.

(b) Use of the Thomson Marks and any other Thomson trademarks or trademarks of Thomson Affiliates’ shall be subject to any reasonable usage guidelines and notice requirements provided by Thomson (or the applicable Affiliate) from time to time, including, without limitation, such party’s right, in its sole discretion, to change the appearance and/or style of the trademarks upon thirty (30) days prior written notice.

(c) MarketWatch shall not (and has no right to) use the Thomson Marks as a corporate name or as a trade name or in a domain name or domain name registration. In addition, MarketWatch shall not (and has no right to) use the Thomson Marks in combination with the name or mark of any provider of financial news services or in a manner implying any association of the MarketWatch Marks with the name or marks of a provider of financial news services other than Thomson.

2. Ownership.

(a) All use of the Thomson Marks and other trademarks of Thomson or its Affiliates by MarketWatch (including, but not limited to, any goodwill generated by such use) shall inure to the benefit of Thomson (or its Affiliates, as applicable) and, except for the limited right and license granted in Section 4(d) of the Agreement, MarketWatch shall not have or obtain any right, title or interest in or to any Thomson or Thomson Affiliate trademark, trade name, domain name, logo, service mark or other designation of origin. MarketWatch shall not adopt, or apply for registration of any of the Thomson Marks, the name or mark “Thomson/MarketWatch,” “Thomson MarketWatch,” the Brand Name or any other Thomson trademark (or any mark confusingly similar thereto) anywhere in the world, provided the foregoing shall not limit MarketWatch from adopting or registering “MarketWatch.” Thomson acknowledges that MarketWatch is, as of the Effective Date, the owner of a series of trademarks for financial information services and products that use the designation “Watch” or “Market” as a suffix (“MarketWatch Watch and Market Marks”), and Thomson specifically acknowledges that MarketWatch may continue to use all such MarketWatch Watch and Market Marks. MarketWatch’s rights with respect to registration, adoption and use of new trademarks that use the designation “Watch” or “Market” shall be subject to applicable law.

(b) MarketWatch shall as reasonably requested by Thomson, mark the use of the Thomson Marks (or in the case of multiple uses of a Mark in any particular material, the first prominent use of such Mark) with (a) the superscript “R” symbol (®) or superscript “TM” symbol (TM), as applicable, and (b) such legend as is reasonably requested by Thomson from time to time, such as the phrase “‘Thomson’ is a trademark of The Thomson Corporation and is used under license.” MarketWatch shall also take such other steps as may reasonably be requested by Thomson to evidence Thomson’s ownership and the license to MarketWatch of the Thomson Marks. Nothing in this Agreement shall require MarketWatch to include such marks or legends except in connection with the Thomson/MarketWatch Service.

3. Maintenance, Renewal and Enforcement.

(a) MarketWatch agrees reasonably to cooperate with Thomson, at Thomson’s expense for out-of-pocket costs, in connection with the preparation and filing of any applications for registration, renewals, and other documentation reasonably determined by Thomson to be necessary or advisable to obtain, protect, preserve or enforce Thomson’s rights in the Thomson Marks. Thomson acknowledges that any such applications for registration, renewals and other documentation relating to the Thomson Marks shall be in the name of Thomson, and MarketWatch hereby assigns, and agrees to assign, any rights with respect thereto that MarketWatch has or may in the future have.

(b) Thomson shall have the sole right, though it is under no obligation, with respect to the registration, maintenance or enforcement (including bringing of legal actions for infringement) of the Thomson Marks, provided that the foregoing shall not affect MarketWatch’s right to register, maintain or enforce (including bringing of legal actions for infringement of) its rights with respect to MarketWatch’s own marks. MarketWatch agrees to provide reasonable cooperation to Thomson in the registration, maintenance and enforcement (including bringing of legal actions for infringement) of its Thomson Marks. The Parties will discuss in good faith appropriate steps reasonably required for such registration, maintenance and enforcement (including bringing of legal actions for infringement).

4. Quality Control.

(a) MarketWatch shall conduct its use of the Thomson Marks in connection with its business in a manner that will not reflect unfavorably on the Thomson Marks. MarketWatch shall use the Thomson Marks in a manner that does not derogate Thomson’s rights in the Thomson Marks, and shall not knowingly take action that would interfere with or diminish those rights.

(b) MarketWatch acknowledges the high standards of quality with which the Thomson Marks are associated and the importance to Thomson and its reputation and goodwill of maintaining such high standards of quality in the advertising, promotional and public relations activities for the Thomson/MarketWatch Services.

(c) MarketWatch shall not knowingly use the Thomson Marks on or in connection with any good or service or any advertising, promotional, public relations, or other material that is (or contains any content that is) (i) unlawful, harmful, threatening, false, misleading, abusive, tortious, libelous, defamatory, obscene, invasive of another’s privacy or infringing of another’s rights (including but not limited to intellectual property rights) or (ii), except with respect to news or commentary, disparaging or critical of Thomson or its Affiliates or its or their products or services.

(d) MarketWatch shall, upon Thomson’s request, provide to Thomson copies of any materials that bear any of the Thomson Marks or relate to such Thomson/MarketWatch Service. Any such requests shall be with reasonable notice and at reasonable intervals.

(e) If Thomson determines that MarketWatch’s conduct of its business using the Thomson Marks, any service using the Thomson Marks, or any related materials (including, without limitation, advertising, promotional, public relations, corporate and other materials using the Thomson Marks) do not meet the requirements set forth in the Agreement, Thomson may give written notice to MarketWatch and MarketWatch shall cure such deficiency within ten (10) days after receipt of such written notice. If any deficiency poses a risk to public health or safety, or a risk of causing or contributing to the injury or death of any person or material loss of or damage to any property of third parties, Thomson shall have the right immediately to suspend use of the Thomson Marks on or in connection with the deficient services or related materials until the deficiencies are cured to the reasonable satisfaction of Thomson.

Exhibit E

Personnel

Personnel in the following positions shall be treated as Dedicated Employees under this Agreement:

Title	Name
1. Editor	____________________________

2. Reporter	____________________________

3. Reporter	____________________________

4. Reporter	____________________________

5. Reporter	____________________________

Exhibit F

Thomson Content

PROPOSED THOMSON CONTENT:

[*]

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Exhibit G

Service Distinction Parameters

[*]

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Exhibit H

Budget for Contract Year One

[*]

[*] Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Exhibit I

Service Level Agreement

1. INTRODUCTION.

(a) This Service Level Agreement (“SLA”) sets forth the Service Level Obligations of MarketWatch.com, Inc. (“MarketWatch”) to Thomson Financial Inc. (“Thomson”) and the standards MarketWatch will adhere to for problem-identification and resolution in the provision of Editorial and Production Support services.

(i) This SLA is supplemental to the terms of the Thomson/MarketWatch Service Production Agreement dated as of March 31, 2004 (“Agreement”) and shall be subject to the terms and conditions of the Agreement as if set forth herein.

(ii) In the event of a conflict between the terms and conditions of this SLA and the Agreement, the terms and conditions set forth in this SLA shall take precedence over the Agreement.

(iii) Where used in this SLA, unless stated otherwise, capitalized words and phrases shall have the respective meanings set forth herein. All capitalized words and phrases used herein and not defined herein shall have the meaning set forth in the Agreement.

(iv) All references to Sections and Exhibits shall be deemed references to this SLA unless stated otherwise.

(v) All obligations of MarketWatch under this SLA shall begin commencing with the delivery of the Thomson/MarketWatch Service by MarketWatch at the end of the Timeline pursuant to Section 2(b) of the Agreement. The Parties shall coordinate such launch in such a manner to provide MarketWatch appropriate notice and information to commence its obligations under this SLA.

2. GENERAL CONDITIONS.

(a) Thomson shall:

(i) Maintain redundant feeds for accessing the MarketWatch content and execute ‘fail over’ to minimize disruption from a single feed outage.

(ii) Adhere to MarketWatch network configuration specifications set forth in the MarketWatch feed specifications provided in writing to Thomson (the “MarketWatch Feed Specifications”).

(iii) Display the feed as soon as is commercially reasonable after it is received.

(b) MarketWatch shall:

(i) Deliver the Service Content feed to Thomson no later than it delivers the same Content to any other third party or for use in its own products.

(ii) Deliver the feed across communications lines leased by Thomson or other methods of transmission as mutually agreed by the Parties (or in accordance with MarketWatch’s disaster recovery policies).

(iii) Use commercially reasonable efforts to respond and resolve service related queries, Errors and Downtime incidents, in the manner set forth herein.

Confidential and Proprietary Information

(iv) Provide support in a professional and workmanlike manner, and use individuals of suitable training and skill. MarketWatch shall maintain sufficient personnel and other resources necessary to achieve the service levels described hereunder.

(v) Subject to Thomson’s obligations to provide and maintain communications lines and other obligations in the Agreement, be responsible for redundancy and disaster recovery planning and implementation and business continuity in the event of a disaster to ensure compliance with its obligations under the Agreement and hereunder.

(vi) MarketWatch will use commercially reasonable efforts to prevent the transmission of any Harmful Code from computer or similar elements within its control to Thomson. “Harmful Code” means any computer code (a) designed to disrupt, disable, harm or otherwise impede in any material respect the operation of Thomson’s or its customer’s systems (sometimes referred to as “viruses” or “worms”), (b) that would disable either party’s computer systems or impair in any material respect their operation based on the elapsing of a period of time or the advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks” or “drop dead” devices), or (c) that would permit anyone to access, any of Thomson’s or its customer’s computer systems (sometimes referred to as “traps”, “access codes” or “trap door” devices), or contain any other similar harmful, malicious or hidden procedures, routines or mechanisms that would cause Thomson’s or its customer’s computer systems to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise materially adversely affect Thomson’s or its customer’s operations.

(c) Force Majeure

MarketWatch’s obligations under this SLA shall be subject to Section 10(k) of the Agreement (each such event a “Force Majeure event”) and MarketWatch shall not be considered in breach of this SLA (and Thomson shall not be eligible for service credits) based upon such events. Without limitation of the foregoing, MarketWatch shall not be considered in breach of this SLA if delays in or failure of performance by MarketWatch under this SLA is caused by third parties providing MarketWatch with networks, systems, hardware and applications pursuant to an agreement. In respect of such third parties, MarketWatch will use commercially reasonable efforts to arrange for such third parties to respond appropriately as needed. If MarketWatch is delayed in its performance as a result of a Force Majeure, it shall promptly notify Thomson in accordance with this SLA and shall describe at a reasonable level of detail the Force Majeure circumstances or any actions or omissions of third party causing such delay. The obligations of MarketWatch, to the extent affected by the Force Majeure event, shall be suspended during, but not longer than, the continuance of the Force Majeure event, and MarketWatch shall use commercially reasonable efforts to resume performance.

3. DATA SUPPORT SERVICES PROVIDED

(a) Monitoring. MarketWatch will monitor feeds on a 24x7 basis to ensure that the MarketWatch Content is being made available to Thomson according to the performance standards of this SLA. MarketWatch shall provide Thomson with monthly compliance reports in accordance with Section 5(c)(ii) below.

(b) Telephone support. MarketWatch will provide support via, telephone, email, fax or if necessary onsite, to assist Thomson in identifying and resolving data and delivery problems and in answering questions related to the operational use of the feeds as follows:

Enterprise Operations Center –

Support Coverage Hours – 24x7

4. DOCUMENTATION

(a) MarketWatch will provide Thomson with adequate technical documentation and specifications in electronic format regarding the specifications for (and use of) the Service Content as provided by MarketWatch.

Confidential and Proprietary Information

(b) Thomson may make additional copies of such documentation and distribute such copies internally at no additional charge. The Documentation shall be Confidential Information (and Thomson’s use thereof shall be subject to compliance with confidentiality and license restrictions in the Agreement).

5. PROBLEM RESOLUTION

(a) Availability

(i) MarketWatch shall use commercially reasonable efforts to make the Service Content available to Thomson 24x7 during each calendar month not less than ninety nine point ninety nine percent (99.99%) of the time (“Availability”). Unavailability of the Service Content is referred to herein as “Downtime”. Excluded from Downtime are maintenance windows starting on Saturday 9 a.m. through Sunday 12 p.m. US EST and other periods of time agreed upon by the Parties (“Maintenance Windows”).

(ii) The Availability of the Services in each Measurement Period shall be determined as follows:

x = (n – y) * 100
n

Where:

x = Availability percentage

n = total number of minutes during a calendar month

y = Downtime expressed in minutes

Specifically excluded from “n” and “y” (and Availability generally) are Force Majeure events, Maintenance Windows and events caused by Thomson’s actions or inactions (including failure to provide connectivity).

(b) Errors and Downtime

(i) “Errors” means any error, malfunction or defect resulting with the interruption to or degradation of the Service Content or that otherwise prevents the compliance of the Service Content with the specifications set forth in the MarketWatch Feed Specifications.

(ii) MarketWatch will make commercially reasonable efforts to respond to and resolve Errors and Downtime in accordance with the time frames set forth below.

(iii) “Response Time” means the time period permitted for MarketWatch to classify the problem or incident according to its severity and nature, appoint a trained a knowledgeable personnel to acknowledge the problem (via telephone or otherwise, as the Parties may agree), open a support ticket, commence a technical assessment of the problem and begin to establish a course of action for problem resolution. Response Time shall commence upon the earlier of (i) receipt of notification of an Error or Downtime incident from Thomson, or (ii) discovery of an Error or Downtime incident by MarketWatch.

(iv) “Resolution Time” means the time period in which MarketWatch will seek to resolve the Downtime or Error with such time period commencing upon the completion of the Response Time and ending until the Service Content is restored to a satisfactory working order and are in compliance with the specifications set forth in the MarketWatch Feed Specifications.

Confidential and Proprietary Information

(v) The following classification scheme will be used to categorize Response Times and Resolution Times for Errors and Downtime:

Severity Level	Definition	Response Time (Market Hours)	Response Time (Non Market Hours)	Resolution Time
Severity Level 1 (Critical)	Error or Downtime renders the Service Content wholly or substantially, inaccessible, inoperable, interrupted or degraded so that Thomson cannot reasonably continue to use it.	5 minutes	15 minutes	Workaround within 2 hours Resolution within 24 hours

Severity Level 2 (High)	Error or Downtime renders a significant function of the Service Content inaccessible, inoperable, interrupted or degraded, however, Thomson can reasonably continue to receive it directly or through redundant feed lines.	15 Minutes	30 Minutes	Workaround within 4 hours Resolution within 2 days

Severity Level 3 (Low)	Minor Error or Downtime that does not impede and is not expected to impede the Service Content and Thomson can continue to use it.	2 hours	2 hours	Resolution upon general availability of a fix or upgrade

(vi) MarketWatch will work with Thomson to determine how to configure the MarketWatch’s feed to best retransmit any lost Service Content, which would result from Severity Level 1 and Severity Level 2 Downtime problems.

(c) Incident Tracking

(i) All customer incident calls shall be logged into the MarketWatch’s problem tracking system (the “Problem Tracking System”). Each problem shall be assigned a unique incident ticket. The ticket numbers will be included in the monthly compliance report provided to Thomson as set forth below.

(ii) Commencing after the commercial launch of the Thomson/MarketWatch Service, MarketWatch will provide Thomson with a monthly report indicating MarketWatch’s compliance with the performance standards set forth herein, in a format mutually agreed by the parties. In addition MarketWatch shall provide Thomson with a completed incident report within 10 days following the resolution of and Error or Downtime constituting a Severity Level 1 in a format mutually agreed by the Parties.

(iii) Thomson acknowledges that the Resolution Time periods provided above are dependent upon the reasonable cooperation of Thomson with MarketWatch in the provision of relevant information and assistance.

(iv) Hourly updates in regards to the status of Severity Level 1, Severity Level 2 and Severity Level 3 events will be available to Thomson on request through the MarketWatch Operations Hotline 24x7.

Confidential and Proprietary Information

(v) MarketWatch will have no liability for any failure with respect to Availability, Errors and Downtime, Resolution Time or Incident Tracking (or any service credits) related to any events or occurrences (a) during any Maintenance Window, (b) resulting from a Force Majeure event, or (c) caused, directly or indirectly, by the acts or omissions of Thomson (including any failure to reasonably provide the connectivity), its Affiliates or Thomson’s or its Affiliates’ customers, or their respective representatives or their respective equipment.

6. SERVICE CREDITS

(a) Subject to Section 5(c)(v) above, in the event that (i) MarketWatch fails to meet the Availability percentage set forth above, and (ii) Thomson credits a Thomson Client as set forth below for a Claim arising out of such failure, Thomson shall be entitled (subject to Section 6(b) and Section 6(c)) to deduct from the Services Revenues used to calculate MarketWatch’s revenue share pursuant to Section 5(e) of the Agreement the sum of such credits as set forth in Section 6(b) below. As used in this SLA, “Claim” means a claim made by a Thomson Client that the Thomson/MarketWatch Service as delivered to such Thomson Client fails to meet the service delivery requirements for the Thomson/MarketWatch Service (which failure was caused by MarketWatch), where such claim results in an obligation by Thomson to reimburse or credit the Thomson Client. MarketWatch shall have no responsibility with respect to claims made by Thomson Clients for contractual service delivery requirements to the extent greater than those set forth in this SLA. MarketWatch shall have no responsibility for claims made by Thomson Clients for which Thomson does not reimburse or credit the Thomson Client.

Services	Availability (X)	Credits Applied to Monthly Fees (from Thomson Clients) for the Thomson/MarketWatch Services
Service Content	99.99% > X > 99.95% 99.94% > X > 99.85% X < 99.84%	5% of the monthly fees 10% of the monthly fees 20% of the monthly fees

(i) If MarketWatch fails to achieve the Availability percentage during two consecutive calendar months, the Availability credits above shall be doubled for the second calendar month and any consecutive month thereafter. In the event the availability of the Service Content is lower than 99.85% during three consecutive calendar months Thomson shall have the right to terminate the Agreement in addition to any credits it may be entitled to.

(ii) Subject to Section 5(c)(v) above, in the event that (i) MarketWatch fails to meet the Resolution Times set forth above, and (ii) Thomson credits a Thomson Client as set forth below for a Claim arising out of such failure, Thomson shall be entitled (subject to Section 6(b) and Section 6(c)) to deduct from the Services Revenues used to calculate MarketWatch’s revenue share pursuant to Section 5(e) of the Agreement the sum of such credits as set forth in Section 6(b).

Confidential and Proprietary Information

Severity Level	Failure to meet Resolution Time	Credits Applied to Monthly Fees (from Thomson Clients) for the Thomson/MarketWatch Services
Severity Level 1 (Critical)	First Failure Second Failure	10% 20%

Severity Level 2 (High)	First Time Second Time Third Time Fourth Time	5% 10% 15% 20%

(iii) If MarketWatch fails to meet the Resolution Times during two consecutive calendar months, the Resolution Time credits above shall be doubled for the second calendar month and any consecutive month thereafter. Notwithstanding the foregoing, in the event MarketWatch fails to meet the Resolution Time for a Severity Level 1 twice during a calendar year, Thomson shall have the right to terminate the Agreement in addition to any credits it may be entitled to. In the event MarketWatch fails to meet the Resolution Times for a Severity 2 Level four times during a calendar year, Thomson shall have the right to terminate the Agreement in addition to any credits it may be entitled to.

(iv) The total amount of service credits shall be prorated based on the number of users that were directly affected by the Downtime and shall equal to:

q * r / s

Where:

q = total dollar amount of service credits

r = total number of Thomson Clients affected by Downtime or Errors

s = total number of Thomson Clients

(b) The total amount of the service credits that Thomson is entitled to deduct in any quarter shall be referred to as the “Service Credit Deduction.” In the event that any particular Thomson Client is entitled (by operation of the applicable End User Agreement) to multiple credits or reimbursements arising from the same event, only the maximum single credit available for such event shall be included within the Service Credit Deduction with respect to such Thomson Client. In no event shall the Service Credit Deduction exceed the Service Revenues paid to MarketWatch by operation of Section 5 of the Agreement. The Service Credit Deduction shall be deducted as follows. First, in the event Thomson is entitled to a Service Credit Deduction, the Service Revenues used to calculate the revenue share allocated to a Party by operation of Section 5(e) of the Agreement shall be grossed up (before calculation of the amounts of Service Revenues to be retained by or paid to a Party) by the total of the amounts deducted from or credited to the amounts due by Thomson Clients for failures to meet the service delivery requirements for the Thomson/MarketWatch Service (which failure was caused by MarketWatch) (such grossed up amount, the “Service Credit Addition”). The Service Credit Addition shall then be used as the total Service Revenues for purposes of determining revenue share pursuant to Sections 5(e)(i) and 5(e)(iii) of the Agreement. Following calculation of the amount payable to MarketWatch under Section 5(e)(i) or 5(e)(iii) of the Agreement, Thomson shall be entitled to withhold from such amount the Service Credit Deduction. In no event shall any Service Credit Deduction be applied toward or deducted from the Service Fee.

(c) Beginning with the second Contract Year, for each quarter where Thomson is entitled to deduct a Service Credit Deduction by operation of this Section 6, Thomson shall, as part of the report described in Section 5(f) of the Agreement, provide to MarketWatch a reasonably detailed report describing the calculation of and basis for the Service Credit Deduction applicable to the preceding quarter. Subject to Thomson’s right to terminate the Agreement pursuant to Section 6(b) of the Agreement, the credits described in this Section 6 set forth Thomson’s sole and exclusive remedy in respect of MarketWatch’s failure to meet the service levels or other obligations under this SLA.

Confidential and Proprietary Information

(d) If Thomson shall dispute the monthly compliance reports or the computation of service credits by MarketWatch, in whole or in part, Thomson shall provide MarketWatch with written notice of such dispute. In such notice Thomson shall express in detail the basis for Thomson’s dispute. All disputes under this SLA shall be subject to Section 10(e) of the Agreement.

7. ESCALATION

(a) If MarketWatch fails to meet the guaranteed Response Time set forth above, MarketWatch shall notify the following personnel in MarketWatch:

Elapsed Time from guaranteed Resolution Time	Severity Level 1 (Critical)	Severity Level 2 (High)
1 hour	VP Operations
3 hours	CTO	VP Operations
6 hours	COO and President	CTO
12 hours	Chief Executive Officer	COO and President
24 hours		Chief Executive Officer

8. REVIEW PROCEDURES

(a) Upon Thomson’s request:

(i) MarketWatch and Thomson shall appoint an SLA review committee that shall hold a meeting following the end of each calendar quarter. The committee may review: (i) Downtime and Error reports, (ii) information on incidents and resolutions involving third-party vendors (iii) status update on support tickets, (iv) outstanding service delivery issues, (v) a root cause analysis performed by MarketWatch, and (vi) the Parties’ recommend corrective actions.

(ii) The committee will produce a review report for each Severity Level 1 and Severity Level 2 incident, which shall include: (i) description of the incident, (ii) support ticket reference number, (iii) incident start/stop/total time, (iv) scope of incident (v) responsibility for the incident, (vi) root cause analysis, and (vii) corrective action.

(iii) If the committee is unable to achieve agreement on whether or not MarketWatch is responsible for an Error or Downtime the issue may be escalated pursuant to Section 10(e) of the Agreement.

(iv) The parties shall mutually develop a service plan. The service plan shall describe, among other things, the manner in which MarketWatch shall perform services and deliver the Service Content and the roles and responsibilities of the resources being used. The service plan shall be reviewed on a continuous and reasonable basis and, subject to Section 5(c)(iii) of the Agreement, if the parties agree in writing, modified to better fit Thomson’s then current business requirements. Examples of events that may lead to modifications include, but are not limited to: (i) technical or business changes in Thomson’s environment, (ii) changes in the Thomson’s exercise of Editorial Direction, and (iii) changes in workloads (iv) quality assurance procedures, (v) reporting/reviewing guidelines (vi) MarketWatch’ problem management or escalation procedures, and (vii) MarketWatch’s standards and procedures pertinent to Thomson’s interaction with MarketWatch in obtaining the Service Content.

Confidential and Proprietary Information

Exhibit J

Thomson Competitors

Alacra

Barra

Big Dough

Bloomberg

Capco

Caplin

Citigate Dewe Rogerson

Computershare (Citywatch & FDC)

Edgar Online

Moneyline Telerate

Morningstar

Reuters

Rimes

S&P

Starmine

TheMarkets.com

Valueline

Vickers

Capital IQ

FactSet

FT Inter-active Data

Illios (via Comtex)

SunGard

TrackData